Exhibit 4.1

Execution Copy

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), executed as of November 10, 2005, between PerkinElmer, Inc., a Massachusetts corporation (the “Company”) and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, certain Guarantors and the Trustee have heretofore executed and delivered that certain Indenture, dated as of December 26, 2002 (as supplemented by the Supplemental Indenture, dated as of December 22, 2003) (the “Indenture”), pursuant to which the Company issued its 8 7/8 % Senior Subordinated Notes due 2013 (the “Notes”); and

WHEREAS, in accordance with Section 1013(c) and Section 1414 of the Indenture the Guarantees provided by the Guarantors of the Securities were automatically and unconditionally released and discharged as of October 31, 2005; and

WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for Securities), by Act of said Holders delivered to the Company, each Guarantor, if any, and the Trustee, the Company and each Guarantor (if a party thereto) when authorized by Board Resolutions, and the Trustee may enter into indentures supplemental to the Indenture in form reasonably satisfactory to the Trustee for the purpose of adding any provisions to or amending, modifying or changing in any manner or eliminating any of the provisions of this Indenture, the Securities or any Guarantee (including but not limited to, for the purpose of modifying in any manner the rights of the Holders under this Indenture, the Securities or any Guarantee); and

WHEREAS, the Company has commenced an offer to purchase for cash any and all of its outstanding Notes from all Holders thereof (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated October 25, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal and Consent, dated October 25, 2005; and

WHEREAS, the Notes are the only series of Securities heretofore issued under the Indenture; and

WHEREAS, in connection with the Offer and forming a part thereof, the Company has solicited (the “Solicitation”) consents (the “Consents”) of the Holders of the Notes to effect certain amendments (the “Amendments”) to the Indenture; and

WHEREAS, pursuant to the Solicitation, there have been validly delivered Consents of Holders of a majority in aggregate principal amount of outstanding Notes, which is the requisite Consent to effect the Amendments under the Indenture and the Notes; and

WHEREAS, in accordance with the terms of the Offer and Solicitation, the Company and the Trustee have determined that it is necessary or required to supplement the Indenture to reflect the Amendments; and

WHEREAS, the Company certifies that all conditions and requirements of the Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto; and

WHEREAS, the Company hereby authorizes and directs the Trustee to enter into this Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises provided for herein, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders as follows:

ARTICLE ONE

SECTION 1.01        Definitions and Other Provisions of General Application.

(a) Effective as of the Effective Time, Sections 101 and 102 of Article One of the Indenture are hereby amended by deleting in their entirety the following defined terms and their definitions:

“Acquired Indebtedness”

“Average Life to Stated Maturity”

“Consolidated Fixed Charge Coverage Ratio”

“Consolidated Interest Expense”

“Consolidated Income Tax Expense”

“Consolidated Net Income”

“Consolidated Net Tangible Assets”

“Consolidated Non-Cash Charges”

“Designation”

“Designation Amount”

“Disinterested Director”

“Foreign Subsidiary”

“incur”

“Permitted Indebtedness”

“Permitted Lien”

“Permitted Payment”

“Qualified Capital Stock”

“refinancing”

“Required Filing Date”

“Revocation”

“Surviving Entity”

“Surviving Guarantor Entity”

(b) Effective as of the Effective Time, Section 101 of Article One of the Indenture is hereby further amended by deleting the definitions of the defined terms “Permitted Investment”, “Restricted Subsidiary” and “Unrestricted Subsidiary” in their entirety and inserting in place of the text of the respective definition the following:

““Permitted Investment” means any Investment.”

““Restricted Subsidiary” means any Subsidiary of the Company that was not designated by the Board of Directors of the Company by a Board Resolution delivered to the Trustee as an Unrestricted Subsidiary.”

““Unrestricted Subsidiary” means any Subsidiary of the Company (other than a Guarantor) that was designated by the Board of Directors of the Company by a Board Resolution delivered to the Trustee as an Unrestricted Subsidiary.”

SECTION 1.02        Consolidation, Merger, Sale of Assets.

Effective as of the Effective Time, Article Eight of the Indenture is hereby amended by deleting Section 801 in its entirety, together with all references throughout the Indenture to such section, and inserting in place of the text of such section the word “Reserved”.

SECTION 1.03        Covenants.

(a) Effective as of the Effective Time, Article Ten of the Indenture is hereby amended by deleting Sections 1005, 1006, 1007, 1008, 1010, 1011, 1013, 1016, 1017, 1018, 1019, 1020 and 1021 in their entirety, together with all references throughout the Indenture to such sections, and inserting in place of the text of each such section the word “Reserved”.

(b) Effective as of the Effective Time, Article Ten of the Indenture is hereby further amended by deleting Section 1009 in its entirety and inserting in its place the following:

“Section 1009        Definition of Restricted Payments.

The following actions listed in items (i) through (v) below, if taken by the Company or if the Company causes or permits any Restricted Subsidiary to take, whether performed directly or indirectly are collectively defined and permitted as “Restricted Payments”:

(i) the declaration or payment of any dividend on, or the making of any distribution to holders of, any shares of the Company’s Capital Stock;

(ii) the purchase, redemption, defeasance or any other action resulting in the acquisition or retirement for value, directly or indirectly, of the Company’s Capital Stock or any Capital Stock of any Affiliate of the Company, including any Subsidiary or options, warrants or other rights to acquire such Capital Stock;

(iii) the making of any principal payment on, or repurchase, redemption, defeasance, retirement or any other action resulting in the acquisition for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

(iv) the declaration or payment of any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person; or

(v) the making of any Investment in any Person.

The amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution.”

SECTION 1.04        Events of Default.

Effective as of the Effective Time, Section 501 of Article Five of the Indenture is hereby amended by deleting subsections 501(c), (d), (e) and (f) thereof in their entirety, together with all references throughout the Indenture to such sections, and inserting in place of the text of each such section the word “Reserved”.

ARTICLE TWO

SECTION 2.01        Effect of Supplemental Indenture.

Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 2.02        General Definitions.

For all purposes of this Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture; and

(b) the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

SECTION 2.03        Adoption, Ratification and Confirmation.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 2.04        Effective Date.

The provisions of Article One hereof shall become effective, and the amendments to the Indenture contemplated by Article One hereof shall become operative, at such time as the Company first purchases validly tendered Notes pursuant to the Offer (the “Effective Time”).

SECTION 2.05        Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.06        Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.07        Conflict with the Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.08        Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.09        Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

SECTION 2.10        Successors.

All agreements of the Company in this Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 2.11        Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct of, affecting the liability of or affording protection to, the Trustee, whether or not elsewhere herein so provided.

SECTION 2.12        Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all such counterparts shall together constitute but one and the same instruments.

SECTION 2.13        Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 2.14        Headings.

The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 2.15        The Trustee.

The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

PERKINELMER, INC.

By:	/S/ ROBERT F. FRIEL
Name: Robert F. Friel Title: EVP and CFO

Attest:	/S/ JOHN L. HEALY
Name: John L. Healy Title: Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/S/ EARL W. DENNISON JR.
Name: Earl W. Dennison Jr. Title: Vice President